UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

Worthy Community Bonds, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:	024-11279

Florida	85-1714241
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Boca Commerce Center 551 NW 77 Street Suite 212 Boca Raton, FL	33487
(Address of principal executive office)	(Zip Code)

(561) 288-8467

(Registrant’s telephone number, including area code)

Worthy Community Bonds

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should read thoroughly this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

Item 1.	Business.

Overview

Worthy Community Bonds, Inc., (the “Company,” “we,” “us,” “our,” or “ours”) was incorporated under the laws of the State of Florida on June 30, 2020. Our wholly owned subsidiary Worthy Lending III, LLC (“Worthy Lending III”) was organized as a limited liability company in Delaware on June 22, 2020. We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”) which owns a fintech platform and mobile app (the “Worthy App”) and also owns its proprietary website (collectively the “Worthy Fintech Platform”). On June 30, 2020, we issued 100 shares of our $0.001 per share par value common stock to WFI in exchange for $5,000. WFI is the sole shareholder of the Company’s common stock.

On September 29, 2020, the Company commenced a public offering pursuant to Regulation A (the “Offering”) of $50 million aggregate principal amount of Worthy Community Bonds (the “Worthy Community Bonds”) under the Company’s qualified Offering Statement (File No. 024-11279). On February 26, 2021, the Company completed the Offering. From September 29, 2020 through February 26, 2021, the Company sold approximately $50 million aggregate principal amount of Worthy Community Bonds to 18,914 investors in the Offering.

Our principal executive offices are located at One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, Florida 33487, and our telephone number is (561) 288-8467. Our fiscal year end is December 31st. The information which appears on our websites, or is accessible through our websites, at www.worthybonds.com and www.joinworthy.com are not part of, and is not incorporated by reference into, this Annual Report on Form 1-K.

For the period ended December 31, 2020 the Company generated revenues of $92,529, primarily from interest earned on loans receivable. During the period ended December 31, 2020, we reported net losses of approximately $724,000, and negative cash flow from operating activities of approximately $483,000. As noted in our audited consolidated financial statements, as of December 31, 2020, we had a shareholder’s deficit and accumulated deficit of approximately $624,000 and $724,000, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern and our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for a period of 12 months from the issuance date of the audit report with respect to our audited consolidated financial statements for the period ended from December 31, 2020.

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Background – The Worthy Group of Companies

We are a wholly owned subsidiary of WFI. WFI was organized in 2016 to create a “Worthy Community” in an effort to help members achieve financial wellness. WFI was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation and to develop the Worthy Fintech Platform. WFI’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. At the same time there are two rapidly growing trends – peer financing and robo investing.

WFI formed Worthy Peer Capital, Inc. (“Worthy Peer I”) in 2016. Following the qualification by the SEC of its offering statement on Form 1-A under SEC File No. 024-10766, in January 2018 Worthy Peer I began offering its Worthy Bonds in a Regulation A exempt offering.

In March 2018, WFI launched the Fintech Platform and Worthy App, a free mobile app which provides tools to help people easily invest including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Worthy Bond.

In August 2018, Worthy Peer I formed Worthy Lending, LLC, a Delaware limited liability company, or “Worthy Lending I,” as a wholly owned subsidiary. Worthy Lending I provides loan and investment origination and processing services for Worthy Peer I. In September 2018 Worthy Peer I began deploying the capital it had raised through sales of its Worthy Bonds in accordance with its business model. On March 17, 2020, Worthy Peer I completed the offering. From January 2018 through March 17, 2020, Worthy Peer I sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors.

In October 2019, WFI began an internal reorganization to more efficiently utilize personnel at both WFI and Worthy Peer I, including Worthy Lending I. Under this structure, Worthy Management, Inc., or “Worthy Management,” a wholly owned subsidiary of WFI, provides certain management services to us which are described in detail elsewhere in this Annual Report on Form 1-K.

In October 2019, WFI formed Worthy Management Inc., Worthy Peer Capital II, Inc. (“Worthy Peer II”) and its wholly-owned subsidiary Worthy Lending II, LLC (“Worthy Lending II”). Following the qualification by the SEC of Worthy Peer II’s offering statement on Form 1-A under SEC File No. 024-11150, in March 2020 Worthy Peer II began offering its Worthy II Bonds in a Regulation A exempt offering. In March 2020, Worthy Peer II began deploying the capital it had raised through sales of its Worthy II Bonds in accordance with its business model. From March 17, 2020 through October 1, 2020, Worthy Peer II sold approximately $50 million aggregate principal amount of Worthy II Bonds to 17,823 investors.

In June 2020, WFI formed Worthy Community Bonds, Inc. and its wholly-owned subsidiary Worthy Lending III.

On October 14, 2020, WFI filed an Offering Statement on Form 1-A under SEC File No. 024-11341 with the SEC, as amended by Amendment No. 1 filed on November 15, 2020, Amendment No. 2 filed on December 23, 2020, Amendment No. 3 filed on January 22, 2021, Amendment No. 4 filed on February 12, 2021, and Amendment No. 5 filed on March 15, 2021, for a public offering pursuant to Regulation A of $20,000,000 of its common stock.

On November 2, 2020, WFI formed Worthy Community Bonds II, Inc. (“Worthy Community II”) and its wholly-owned subsidiary Worthy Lending IV, LLC (“Worthy Lending IV”). On November 25, 2020, Worthy Community II filed an Offering Statement on Form 1-A under SEC File No. 024-11372, with the SEC, as amended by Amendment No. 1 filed on January 8, 2021, Amendment No. 2 filed on January 29, 2021, and Amendment No. 3 filed on March 5, 2021, for a public offering pursuant to Regulation A of $50,000,000 aggregate principal amount of demand bonds.

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On December 16, 2020, Worthy Peer Capital, Inc. filed an Offering Statement on Form 1-A with the SEC under SEC File No. 024-11389, as amended by Amendment No. 1 to Form 1-A filed with the SEC on January 28, 2021, and as further amended by Amendment No. 2 on March 22, 2021, for a public offering pursuant to Regulation A of $15,000,000 aggregate principal amount of renewal bonds and $59,920,000 aggregate principal amount of demand bonds.

Organizational Structure

The following reflects the current organization structure of the Worthy Companies:

THE WORTHY COMPANIES

(1)	Worthy Financial, Inc. owns 100% of the issued and outstanding capital stock of Worthy Management, Inc., Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc. and Worthy Community Bonds II, Inc.
(2)	Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc. and Worthy Community Bonds II, Inc. are each a party to a management services agreement with Worthy Management, Inc.
(3)

Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc. and Worthy Community Bonds II, Inc. own 100% of the issued and outstanding membership interests of Worthy Lending, LLC, Worthy Lending II, LLC, Worthy Lending III, LLC and Worthy Lending IV, LLC, respectively.

(4)	Worthy Property Bonds, Inc. (“WPB”) a Florida corporation, was incorporated by Worthy Financial, Inc. on April 9, 2021 and WPB’s wholly owned subsidiary Worthy Lending V, LLC, a Delaware LLC was formed on April 9, 2021.

Completed Regulation A Offering

On September 29, 2020, the Company commenced the Offering of $50 million aggregate principal amount of Worthy Community Bonds under the Company’s qualified Offering Statement (File No. 024-11279). On February 26, 2021, the Company completed the Offering. From September 29, 2020 through February 26, 2021, the Company sold approximately $50 million aggregate principal amount of Worthy Community Bonds to 18,914 investors in the Offering.

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Our Business Model

We implement our business model through our wholly owned subsidiary Worthy Lending III. Our business model is centered around providing loans through participations with other lenders and direct loans for small businesses including loans to manufacturers, wholesalers, and retailers primarily secured by inventory, accounts receivable and/or equipment and purchase order financing. Inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us, and purchase order financing allows manufacturers and wholesalers to receive up to 100% of the funds needed to fill an order for specified merchandise when they are unable to do so on their own. To a lesser extent, we may also provide loans to other borrowers, acquire equity interests in real estate (which may include affordable housing), make fixed income and/or equity investments, provide factoring financing and other types of loans and investments provided the amount and nature of such activities does not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940 or the “40 Act.”

Our Company’s mission is to help fuel small businesses. In October of 2020, we began deploying the funds raised in our Offering in accordance with our business model including making loans to growing companies who offer collateral such as inventory and accounts receivable to secure the funds.

The Worthy Community Bonds sold in the Offering:

●	were priced at $10.00 each;
●	represent a full and unconditional obligation of our Company;
●	bear interest at 5% per annum. For clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Worthy accounts;
●	are subject to repayment at any time at the demand of the holder;
●	are subject to redemption by us at any time;
●	are not payment dependent on any underlying small business or other loan; and
●	are unsecured.

For the period ended December 31, 2020 the Company generated revenues of $92,529, primarily from interest earned on loans receivable.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the period ended December 31, 2020.

Worthy Fintech Platform

WFI has developed technology solutions, including the Worthy App and the Worthy Website, that facilitated the purchase of Worthy Community Bonds in the Offering and provides information on accounts of the Worthy Bond investors. We refer to these as the “Worthy Fintech Platform.” We pay a license fee to WFI in the amount of $10 per active user per year; provided that such amount will be subject to periodic review and modification. The term “active user” means an individual or entity that has registered on the Worthy Fintech Platform (provided name and email) and renewed or purchased at least one bond.

Worthy App

The Worthy App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Worthy App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 bond. The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, Worthy App users download the application and simply link their bank account to the App. If engaging in the round-up feature, they connect their debit card or credit card to the App. Every time the user shops or completes any checking account transaction, the App automatically rounds up their purchase to the next dollar, tracks the spare change and during the Offering permitted the user to use it to invest in our Worthy Community Bonds.

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Worthy Website

The Worthy Website offers users the following features:

●	Available online directly from us. Prior to the completion of the Offering, users could purchase Worthy Community Bonds directly from us through the Worthy Website;
●	No purchase fees charged. We did not charge purchasers any commission or fees to purchase Worthy Community Bonds through the Worthy Website in the Offering;
●	Invest as little as $10. Investors were able to build ownership in Worthy Community Bonds over time by making purchases as low as $10 in the Offering prior to its completion;
●	Flexible, secure payment options. Prior to the completion of the Offering, users could purchase Worthy Community Bonds electronically or by wire transfer; and
●	Manage your portfolio online. Users can view their bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

Operations – Management Services Agreement with Worthy Management

On June 30, 2020 we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. This operational restructure was undertaken as a cost-sharing effort to more efficiently utilize personnel throughout the Worthy group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by Worthy Management.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management.

Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. This monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

There will be no management service or other fees under the Management Services Agreement.

The initial term of the Management Services Agreement will continue until the fifth anniversary of the effectiveness of such agreement and will automatically renew for successive one year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

For the period ended December 31, 2020, we had reimbursed Worthy Management approximately $387,000 pursuant to the Management Services Agreement.

License Fee

On July 1, 2020, we entered into a verbal agreement (not a written agreement) with WFI to pay a license fee to WFI in the amount of $10 per active user per year. The license fees paid by the Company to WFI are not used to offset the reimbursements under the Management Services Agreement. There are no other terms to such verbal agreement. In light of the fact that our agreement with WFI is a verbal contract (rather than a written contract), we and WFI are exposed to the following risks:

● the risk that we and WFI misunderstood an important term or terms of the contract, such as how much was to be paid or what services were to be performed;

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● the risk that we and WFI will have a dispute regarding what was agreed to because we and WFI are only relying on memory; and

● the risk that a court will not enforce the contract because we and WFI may not be able to prove the existence of the contract or its terms.

If a dispute arises under our verbal agreement with WFI and a court is not willing to enforce the terms of such verbal agreement in our favor, this outcome could adversely affect our business, results of operations, financial condition, and future growth.

Our Business

Under our business model, we generate revenue in multiple ways: through fees charged to borrowers, interest generated from each loan that we purchase or in which we participate and potentially fees from ancillary services that we introduce to our Worthy members and others provided by us.

We provide at least 60% (excluding cash and government securities) of our assets for (i) loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment; and (ii) purchase order financing. To a lesser extent (not more than 40%), we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income and equity investments; and (iv) provide factoring financing, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. The line of credit can be used to purchase additional inventory.

Purchase order financing allows manufacturers and wholesalers to receive up to 100 percent of the funds needed to fill an order for specified merchandise when they are unable to do so on their own.

Subject to the limitations described above, we may also purchase directly or indirectly accounts receivables in a factoring transaction. Factoring is a financial transaction and type of debtor financing in which a business sells its accounts receivables (i.e., invoices) to a third party called a factor at a discount.

Our Loan and Investment Portfolio

Commencing in October of 2020, the Company, through its wholly owned subsidiary Worthy Lending III, began loaning funds directly to borrowers and through participation agreements with other lenders under loan agreements, with small business borrowers based in the United States. The balance due the Company at December 31, 2020 was $5,169,454, net of a loan loss reserve of $79,340.

The loans pay interest at varying rates ranging from 1% per month to 1.25% per month. The terms of the loans generally range from one to three years, with no prepayment penalty and generally pay only interest with principal due at maturity. The loans are primarily secured by the assets of the borrowers. These loans were funded by sales of our Worthy Bonds.

During the period ended December 31, 2020, the Company had real estate loans for a total of $2,313,000. Each loan is secured by a mortgage in the real estate which is located in the state of Florida. Each loan has a maturity date of 2 years and matures on various dates ranging between October of 2022 and November of 2022. These loans pay interest at rates between 9.5% and 10.5% and is serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status as of December 31, 2020.

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The Company maintains a portfolio of investments on its consolidated balance sheet as marketable securities held at fair value and non-marketable securities held at amortized cost. Fair value for marketable securities includes gross unrealized gains, gross unrealized losses, and accrued interest. The Company typically invests in a portfolio of private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, certificates of deposit, asset backed securities, and government securities are intended to mitigate risk and minimize potential risk of principal loss. The Company targets 20% portfolio weight in the more conservative investments.

Our lending product, either by direct loan or participation with other lenders, is asset-based loans secured by all assets of the borrower including inventory and accounts receivable. On occasion, a loan may be made based on purchase orders issued to our borrower by known customers purchasing products that they have purchased before.

Our loan origination process includes inquires generated from our website, worthylending.com; professional business or advisor intermediaries; and introduction to loan opportunities by other asset-based lending organizations who invite us to participate in loans they originate.

Upon introduction of an asset-based loan opportunity, our underwriting department reviews and considers the business and financial condition of the proposed borrower based on material submitted to us pursuant to our document request list. Our underwriting criteria include an analysis of the borrower’s business and financial condition as well as the net orderly liquidation value of the collateral. Our underwriting process includes analysis of third-party appraisals of the net orderly liquidation value of collateral, third party review of the borrower’s books and records and our review and analysis of the borrower’s business and financial history and current performance. We conduct credit and background checks on the borrowers and its principals and credit checks on individual guarantors. After completion of the underwriting department review of the loan file, the underwriting department makes a recommendation to our Loan Commitment Committee for approval prior to any commitment to the borrower or referring lender.

In connection with invitations to participate with a referring lender we review the entire file of the loan originator and request any additional information or material that we deem appropriate to supplement the originators file. We discuss the opportunity in depth with the referring lenders underwriters prior to making a participation commitment. Following our participations, we receive monthly updates on borrowers’ business and financial condition status of collateral, borrowing base analyses and projected business. We discuss each loan with the referring lender each month.

We have only invited one lender to participate with us (in November 2019) in one loan when several increases in our line of credit presented a potential concentration issue.

Our underwriting staff has more than 25 combined years of experience in lending including underwriting, servicing business management, and corporate finance.

We have a loan servicing manager who bills each borrower monthly and is in ongoing dialogue with each borrower. We also have a portfolio manager who works with each borrower in structuring and monitoring collections.

Collateral management includes ongoing review of collateral value and periodic updated appraisal of collateral net orderly liquidation value.

Marketing and Strategy

Our Worthy Community Bonds were marketed through our website, on-line information sources, social networks, institutional (Colleges and universities, charities, trade associations and employers) and other marketing partner sources of introduction and referral.

Our strategy is to expand our network of online information, social networking, institutional (colleges and universities, charities, trade organizations, and employers), and other marketing partner sources of introductions and referrals to our targeted users.

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We are pursuing the following strategies:

●	Grow the Worthy community;
●	Market our products through digital and other social networking channels;
●	Establish strategic relationship with lending platforms; and
●	Establish strategic relationships with service providers.

Marketing for direct loans and participations through the Worthy Lending subsidiaries is conducted primarily by the management of the Company with professional and business advisers to growing companies. To a lesser extent marketing is done through the worthy lending website www.worthylending.com, mailchimp emails and linked-in. The information available on, or accessible through, the foregoing website is not a part of this Annual Report and is not incorporated herein.

Executive Offices

Worthy Management provides office space to us under the terms of the Management Services Agreement described above. As described therein, we reimburse Worthy Management for our portion of the total office expenses associated with this office space.

On August 1, 2019 Worthy Peer Capital, Inc. commenced a 5-year lease for its corporate headquarters located in Boca Raton, Florida. Monthly rent is $5,296 inclusive of sales tax and the lease contains an annual escalation clause of 4%. Worthy Management makes the monthly payments and allocates the cost ratable to its subsidiaries, including us.

Competition

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. We seek to, but may not be able to effectively compete with such competitors.

We believe we benefit from the following competitive strengths:

We are part of the Worthy Community. The Worthy App and websites (the “Worthy FinTech Platform”) are targeted to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions yet they have a need to accumulate assets for retirement or otherwise. The Worthy FinTech Platform provides for a savings and investing alternative for the millennials as well as potential access to other services, which may appeal to millennials, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling.

We are part of the fast-growing online lending industry. Alternative lenders often provide a more appealing financing option to small businesses as they are usually more flexible than larger financial institutions on loan repayment terms and often approve loans much faster than banks. For example, online “peer-to-peer” lending website uses technology to meet market demand where traditional bank and institutional financing has become more difficult to obtain. Lenders often have significant cost advantages over banks, including lower overhead and the absence of branch offices and extensive sales forces. These efficiencies often make it easier for nonbanks to originate loans to borrowers whose options online were traditionally limited to banks.

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the small business lending market for commercial loans below $500,000. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our small business loan program enables us to profitably participate in loans at these levels.

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No Public Market

Although under Regulation A the Worthy Community Bonds are not restricted, Worthy Community Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Community Bonds, and we do not intend to list Worthy Community Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy Community Bonds as Worthy Community Bonds are expected to be highly illiquid investments.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Management Services Agreement with Worthy Management for our operations.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

On January 11, 2021, WFI received a subpoena from the SEC in connection with Peerbackers Advisory, LLC (“Peerbackers”), a company that was wholly owned by WFI that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, WFI and its operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. WFI is fully cooperating with the SEC’s request.

Governmental Regulation

The sale of our bonds is subject to federal securities laws. The distribution of our bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws. Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights. We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business. The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

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COVID-19

The Company’s operations may be affected by the recent and ongoing outbreak of the coronavirus disease 2020 (COVID-19) which in March 2020, has been declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows.

Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of the Worthy Community Bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources. In addition, the employees of affiliated companies that provide services to us could be medically or mentally affected by the pandemic and may be required to work remotely. This situation could cause a reduction in productivity or the inability to complete critical tasks for the Company.

The entire actual effects of the spread of COVID-19 are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of COVID-19, if it continues, may cause an overall decline in the economy as a whole and therefore may materially harm our business, results of operations and financial condition.

As of the date of this filing, the Company has not experienced significant impact related to the COVID-19 pandemic.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of our Offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we are and could remain an “emerging growth company” until as late as October, 2026.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

The sale of our Worthy Bonds is subject to federal securities laws. The distribution of our Worthy Bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus (COVID-19) and catastrophes.

Our borrowers are primarily small businesses. Accordingly, our borrowers have historically been, and may in the future may remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans that we make or in which we may participate or default rates by borrowers will remain at current or expected levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

The recent outbreak of COVID-19 may cause an overall decline in the economy as a whole, and may materially harm our business, results of operations and financial condition.

The Company’s operations may be affected by the recent and ongoing outbreak of COVID-19 which in March 2020, has been declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows.

Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of the Worthy Community Bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources. In addition, the employees of affiliated companies that provide services to us could be medically or mentally affected by the pandemic and may be required to work remotely. This situation could cause a reduction in productivity or the inability to complete critical tasks for the Company.

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The entire actual effects of the spread of COVID-19 are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of COVID-19, if it continues, may cause an overall decline in the economy as a whole and therefore may materially harm our business, results of operations and financial condition.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business. We currently have no full time employees. However, management and staffing are presently provided by Worthy Management, Inc., a wholly owned subsidiary of our parent company.

We operate in a competitive market which may intensify, and competition may limit our ability to further implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to further implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

Risks Related to Our Company

We have a limited operating history and we may never become profitable.

We do not expect to be profitable for the foreseeable future. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the period ended December 31, 2020.

We have a limited operating history, and we may never become profitable. During the period ended December 31, 2020, we reported net losses of approximately $724,000, and negative cash flow from operating activities of approximately $483,000. As noted in our audited consolidated financial statements, as of December 31, 2020, we had a shareholder’s deficit and accumulated deficit of approximately $624,000 and $724,000, respectively. Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph in their opinion on our audited consolidated financial statements for the period ended December 31, 2020, that states that there is a substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. There is substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern.

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We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	increase the number and total volume of loans and other credit products extended to borrowers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our direct marketing and lead generation through referral sources;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
●	successfully navigate economic conditions and fluctuations in the credit market; and
●	effectively manage the growth of our business.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our Company.

Our loans may be unsecured obligations of our borrowers.

We believe that some of our loans may be unsecured obligations of the borrowers. This means that, for those loans, we will not be able to foreclose on any assets of our borrowers in the event that they default. This limits our recourse in the event of a default. We may also attract borrowers who have fewer assets and may be engaged in less developed businesses than our peers. If we are unable to access collateral on our loans that default, our results of operations may be adversely impacted.

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We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries which may not be resolved in our favor.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Peer I, Worthy Peer II and Worthy Community II. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities. This potential conflict of interest poses a risk that the executive officers and directors may exercise their fiduciary duties in favor of affiliated entities rather than us even though they have fiduciary duties to us;

●	Worthy Peer I’s, Worthy Peer II’s and Worthy Community II’s business is similar to ours and we may be competing for borrowers with them. This potential conflict of interest poses a risk that such borrowers may borrow from Worthy Community II, Worthy Peer I or Worthy Peer II rather than us;

●	our executive officers and directors are also executive officers and directors of Worthy Community II, Worthy Peer I, Worthy Peer II and Worthy Management and they do not devote all of their time and efforts to our company. This potential conflict of interest poses a risk that the executive officers and directors may devote an insufficient amount of time and effort to operating our company because they are too busy devoting their time and effort to the operations of our affiliates; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management. This potential conflict of interest poses a risk that the amount to be reimbursed by our company under the Management Services Agreement may be determined by the executive officers and directors to be higher in the absence of an arms-length arrangement at the expense of our Company.

There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

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Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

We will face increasing competition of affiliated and non-affiliated parties and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. If we are not able to compete effectively with our competitors, our operating results could be harmed.

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The business of our affiliates, namely Worthy Community II Worthy Peer I and Worthy Peer II, is similar to ours and we may be competing for borrowers and business opportunities with such affiliates in light of the fact that such affiliates and our Company are under the common ownership, control and management of WFI. Worthy Management, Inc. merely advances certain operating costs including salaries and rent and allocates expenses monthly among the operating affiliates under its management services agreement with them. Worthy Management, Inc. does not manage any other aspect of the other operating affiliates. There is a risk that potential borrowers and business opportunities may be allocated to our affiliates rather than us by WFI. If we are not able to compete effectively with our affiliates, our operating results could be harmed.

Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Community Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw and Alan Jacobs. Ms. Outlaw and/or Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services.

The nature of our business may subject us to regulation as an investment company pursuant to the Investment Company Act of 1940.

We believe that we fall within the exception of an investment company provided by Section 3(c)(5)(B) of the Investment Company Act of 1940. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. If for any reason we fail to meet the requirements of the exemptions provided by Section 3(c)(5)(B) we will be required to register as an investment company and be excluded from the Regulation A exemption from full registration of our bonds, which could materially and adversely affect our proposed plan of business.

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Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. We are required to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

We are subject to the risk of fluctuating interest rates, which could harm our planned business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we will pay to the holders of Worthy Community Bonds. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations.

Any bond rewards that were received as a result of our bond rewards program could have adverse tax consequences to the recipient.

There is some uncertainty about the appropriate treatment of the bond rewards for income purposes. Recipients may be subject to tax on the value of bond rewards. Upon receipt of a bond reward, the recipient will generally realize taxable income equal to the fair market value of the demand bonds. Participation in the bond rewards program may increase the complexity of the recipient’s tax filings and may cause then to be ineligible to file Internal Revenue Service Form 1040-EZ, if they would otherwise be eligible to file such form.

There are a number of risks associated with our having a verbal agreement (rather than a written agreement) with WFI governing our ability to utilize WFI’s Fintech Platform and the Worthy App including misunderstanding of the terms of the verbal agreement, dispute as to what was agreed to, as well as unwillingness of a court to enforce the agreement because we and WFI may not be able to prove the existence of the agreement or its terms, which could adversely affect our business, results of operations, financial condition and future growth.

Verbal agreements can lead to uncertainty about each party’s rights and obligations. A dispute may arise if there is nothing in writing explaining what both parties to the contract agreed to do.

On July 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. There are no other terms to such verbal agreement. In light of the fact that our agreement with WFI is a verbal contract (rather than a written contract), we and WFI are exposed to the following risks:

● the risk that we and WFI misunderstood an important term or terms of the contract, such as how much was to be paid or what services were to be performed;

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● the risk that we and WFI will have a dispute regarding what was agreed to because we and WFI are only relying on memory; and

● the risk that a court will not enforce the contract because we and WFI may not be able to prove the existence of the contract or its terms.

If a dispute arises under our verbal agreement with WFI and a court is not willing to enforce the terms of such verbal agreement in our favor, this outcome could adversely affect our business, results of operations, financial condition, and future growth.

Risks Related to Worthy Community Bonds

The characteristics of the Worthy Community Bonds, including no maturity date, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The Worthy Community Bonds may not be a suitable investment for everyone. The characteristics of the notes, including no maturity date, repayable at your demand, redeemable by us, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The Worthy Community Bonds may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors.

The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders. However, in the event there are more demands for repayment to meet than our cash and cash equivalents on hand available, we may be required to (i) liquidate some of our publicly traded investments, loan portfolio, and other investments, (ii) seek commercial banks and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to us, or (iii) seek capital contributions from our parent company, WFI.

During the period ended December 31, 2020, we had approximately $6,695,000, in redemption requests and we used cash and cash equivalents to meet the redemption requests.

In the event that the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the bonds.

Holders of Worthy Community Bonds are exposed to the credit risk of our Company.

Worthy Community Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, you will have an unsecured claim against us. Worthy Community Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

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The Worthy Community Bonds are unsecured obligations.

The Worthy Community Bonds do not represent an ownership interest in any specific Worthy loans, their proceeds, or their assets. The Worthy Community Bonds are unsecured general obligations of Worthy only and not any Worthy borrower. The Worthy Community Bonds will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy Community Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Worthy Community Bonds. Therefore as unsecured obligations, there is no security to be provided to the holders of the Worthy Community Bonds.

There is no public market for Worthy Community Bonds, and none is expected to develop.

Worthy Community Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Worthy Community Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Community Bonds, and we do not intend to list Worthy Community Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy Community Bonds as Worthy Community Bonds are expected to be highly illiquid investments.

Holders of the Worthy Community Bonds have no voting rights.

Holders of the Worthy Community Bonds have no voting rights and therefore will have no ability to control the Company. The Worthy Community Bonds do not carry any voting rights and therefore the holders of the Worthy Community Bonds will not be able to vote on any matters regarding the operation of the Company. Holders of Worthy Community Bonds will have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

There is a risk that the Worthy Website and the Worthy APP may be hacked.

There is a risk that the Worthy Website and the Worthy APP may be hacked. The Worthy Community Bonds are stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would cause an adverse effect on our business operations and will jeopardize the privacy of our users data, and can lead to us having to cease operations altogether.

The Worthy Community Bond Holders may be subject to a servicing fee upon transfer.

The Worthy Community Bonds are transferable except a servicing fee of up to 1% may be charged for the transfer of Worthy Community Bonds to third parties, which charge would only be made against accrued interest.

Because the Worthy Community Bonds have no sinking fund, insurance, or guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Worthy Community Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Worthy Community Bonds. The Worthy Community Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Worthy Community Bonds, you will have to rely only on our cash flow from operations and possible funding from WFI, our parent company, for repayment of principal and interest upon your demand of repayment or upon redemption by us. If our cash flow from operations and possible funding from WFI, our parent company, are not sufficient to pay any amounts owed under the Worthy Community Bonds, then you may lose all or part of your investment.

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Purchasers of Worthy Community Bonds, unless they opted-out in accordance with the terms of the Worthy Community Bond Investor Agreement, are bound by the arbitration provisions contained in our Worthy Community Bond Investor Agreement which limits the purchasers ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

Purchasers of Worthy Community Bonds in our Offering, unless they opted-out in accordance with the terms of the Worthy Community Bond Investor Agreement, agreed to be bound by the arbitration, jury waiver and class action waiver provisions contained in Section 13 of our Investor Purchase Agreement, the holders of Worthy Community Bonds and the Company agreed to (i) resolve disputes of the holders of Worthy Community Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. If an investor opted out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Florida, we believe that the arbitration provision in the Worthy Community Bond Investor Agreement is enforceable under federal law and the laws of the State of Florida. Although holders of Worthy Community Bonds will be subject to the arbitration provisions of the Worthy Community Bond Investor Agreement, the arbitration provisions do not preclude holders of Worthy Community Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE WORTHY COMMUNITY BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY COMMUNITY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE WORTHY COMMUNITY BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

The Worthy Community Bond Investor Agreement provides that, to the extent permitted by law, each party to the Worthy Community Bond Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Worthy Community Bonds or the Worthy Community Bond Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Worthy Community Bonds will be subject to these provisions of the Worthy Community Bond Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE WORTHY COMMUNITY BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY COMMUNITY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE WORTHY COMMUNITY BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opted out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

Purchasers of Worthy Community Bonds are bound by the fee-shifting provision contained in our Bylaws, which may discourage you to pursue actions against us.

Section 7.40 of our Bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.”

In the event you initiate or assert a claims against us, in accordance with the dispute resolution provisions contained in our Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

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THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY COMMUNITY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our consolidated financial condition and consolidated results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report.

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this annual report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Background and Overview

We implement our business model through our wholly owned subsidiary Worthy Lending III. Our business model is centered around providing loans through participations with other lenders and direct loans for small businesses including loans to manufacturers, wholesalers, and retailers primarily secured by inventory, accounts receivable and/or equipment and purchase order financing. Inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us, and purchase order financing allows manufacturers and wholesalers to receive up to 100% of the funds needed to fill an order for specified merchandise when they are unable to do so on their own. To a lesser extent, we may also provide loans to other borrowers, acquire equity interests in real estate (which may include affordable housing), make fixed income and/or equity investments, provide factoring financing and other types of loans and investments provided the amount and nature of such activities does not cause us to lose our exemption from regulations as an investment company pursuant to 40 Act.

A summary of the Company’s loan portfolio at December 31, 2020 disaggregated by class of financing receivable, is as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages
Outstanding December 31, 2020

Loans	$2,597,288	2,278,328	373,178	5,248,794	2,313,000

Allowance for loan losses	$49,093	22,783	7,464	79,340	11,565

Total Loans, net	$2,548,195	2,255,545	365,714	5,169,454	2,301,435

Percentage of total outstanding loans receivable	49%	44%	7%		N/A

Percentage of total outstanding Mortgage loans receivable	N/A	N/A	N/A		100%

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Our Company’s mission is to help fuel small businesses. In October of 2020, we began deploying the funds raised in our Offering in accordance with our business model. The Company, through its wholly owned subsidiary Worthy Lending III, began loaning funds directly to borrowers.

We are also investing approximately 20% of the cash we have on hand in short-term, low risk, lower return investments, such as bonds, government securities and certificates of deposit and similar insured instruments, and public preferred stock and public equity instruments in an effort to generate sufficient interest on these funds to pay the bond interest pending utilization of the cash to fund loans or other investments with a greater return.

During the period ended December 31, 2020, our revenues included interest on loans receivable. For term loans, we recognize interest income over the terms of the underlying loans. Other Income includes interest earned on cash, interest income and dividends on investments and unrealized losses on investments, net of gains.

During the period ended December 31, 2020, we generated revenues of approximately $93,000, and reported net losses of approximately $724,000, and negative cash flow from operating activities of approximately and $483,000.

As noted in our consolidated financial statements, as of December 31, 2020, we had a shareholder’s deficit and accumulated deficit of approximately $624,000 and $724,000, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern and our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for a period of 12 months from the issuance date of the audit report with respect to our audited consolidated financial statements for the period ended from December 31, 2020.

History and Recent Developments

We were incorporated under the laws of the State of Florida on June 30, 2020. On June 30, 2020, we issued 100 shares of our $0.001 per share par value common stock to WFI in exchange for $5,000. WFI is the sole shareholder of the Company’s common stock. Our wholly owned subsidiary Worthy Lending III was organized under the laws of the State of Delaware in June 2020.

On June 30, 2020 we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

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On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic which continues to spread throughout the U.S. and the globe. In addition to the devastating effects on human life, the pandemic is having a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most U.S. states and many countries have issued policies intended to stop or slow the further spread of the disease such as issuing temporary executive orders that, among other stipulations, effectively prohibit in-person work activities for most industries and businesses, having the effect of suspending or severely curtailing operations. COVID-19 and the U.S.’s response to the pandemic are significantly affecting the economy. There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. The extent of the ultimate impact of the pandemic on the Company’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, which cannot be reasonably predicted at this time. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of our Worthy bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources. In addition, the employees of affiliated companies that provide services to us could be medically or mentally affected by the pandemic and may be required to work remotely. This situation could cause a reduction in productivity or the inability to complete critical tasks for the Company. While the extent to which COVID-19 impacts the Company’s future results will depend on future developments, the pandemic and associated economic impacts could result in a material impact to the Company’s future financial condition, results of operations and cash flows.

On September 29, 2020, the Company commenced the Offering of $50 million aggregate principal amount of Worthy Community Bonds under the Company’s qualified Offering Statement (File No. 024-11279). On February 26, 2021, the Company completed the Offering. From September 29, 2020 through February 26, 2021, the Company sold approximately $50 million aggregate principal amount of Worthy Community Bonds to 18,914 investors in the Offering.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

The Company has generated limited revenues and has a limited operating history. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. For the period ended December 31, 2020 the Company generated revenues of $92,529, and to date. For the period ended December 31, 2020, we reported net losses of approximately $724,000, and negative cash flow from operating activities of approximately $483,000.

As noted in our audited consolidated financial statements, as of December 31, 2020, we had a shareholder’s deficit and accumulated deficit of approximately $624,000 and $724,000, respectively. Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for a period of 12 months from the issuance date of the audit report with respect to our audited consolidated financial statements for the period ended from December 31, 2020. The consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Results of Operations

Period Ended December 31, 2020

On February 26, 2021, the Company completed the Offering. From September 29, 2020 through February 26, 2021, the Company sold approximately $50 million aggregate principal amount of Worthy Community Bonds to 18,914 investors.

Commencing in October 2020, the Company, through its wholly owned subsidiary Worthy Lending III, began loaning funds directly to borrowers.

Operating Revenue

Operating revenue primarily includes interest on loans receivable of $92,529.

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At December 31, 2020, our loans receivable held for investments, net balance and mortgage loans held for investment, net balance were $5,169,454 and $2,301,435, respectively.

Cost of Revenue

Cost of revenue consists of interest expense on bonds of $148,128 and our provision for loan losses of $90,905 for the period ended December 31, 2020.

Operating Expenses

Operating expenses consists of general and administrative expenses of $154,713, which includes approximately $68,000 for professional fees, $34,000 for IT services and $28,000 for Technology fee expense paid to WFI, Compensation and related expenses of $324,055 and Sales and marketing expenses of $99,465 for the period ended December 31, 2020.

Other Income (Expense)

For the period ended December 31, 2020 our net unrealized losses on marketable securities net of gains was $2,440.

Going forward we expect our general and administrative expenses to continue to increase as a result of the continued expansion of our operations. However, we are unable at this time to quantify these expected increases.

Until such time as we begin generating significant revenues, we expect to continue to report net losses.

Interest income on cash is $3,253 for the period ended December 31, 2020.

Liquidity and capital resources

At December 31, 2020, we had total shareholder’s deficit of approximately $624,000. At December 31, 2020 we had cash on hand of approximately $14,681,000 and total liabilities exceeded total assets by approximately $624,000. We do not have any external sources of capital.

We raised approximately $50 million in our Offering.

We had approximately $8,035,000 of loans receivable held for investment, mortgage loans held for investment, interest receivable and other investments on our balance sheet at December 31, 2020.

Our consolidated shareholders’ deficit and accumulated deficit are the result of initial and early-stage operating sales of bonds (a liability) at a more rapid pace than the proceeds from the sale of bonds could be effectively invested in income generating loans and investments. The combination of interest payable on the bonds and operating expenses initially generate working capital deficit. Now with generating income from loans and investments, we expect that the Company will begin generating net income in the third quarter of 2021.

We have received advances from our parent company WFI, and as of December 31, 2020, WFI had contributed $100,000 of capital to the Company. One of the primary uses of proceeds of a pending offering by the parent company is to provide additional capital to the Company and to reduce or eliminate the shareholders’ deficit.

Year Ended December 31, 2020

Summary of cash flows

Year Ended December 31, 2020
Net cash (used) in operating activities	$(482,786)
Net cash (used) in investing activities	$(8,061,794)
Net cash provided by financing activities	$23,225,212

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In the year ended December 31, 2020, net cash used in operating activities was used primarily to fund our losses. Net cash used in investing activities in the year ended December 31, 2020 represent loans made together with the purchase of investment securities.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of December 31, 2020.

Income Taxes

Worthy Community Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

As of December 31, 2020 we had no federal and state income tax expense.

Significant Accounting Policies

Our significant accounting policies are fully described in Note 3 to our consolidated financial statements appearing elsewhere in this Annual Report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due from related parties, the useful lives of property and equipment, the estimate of the fair value of the lease liability and related right of use asset, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through loan interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan origination fee income and collateral management fee income over the terms of the underlying loans. We did not have any Loan fees and collateral management fees for the periods presented.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is included in other income (expense) in the statement of operations.

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Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Investments

On June 30, 2020 (inception) the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. The Company classifies its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. Debt securities are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis.

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that may require periodic interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet date.

Included in loans held for investment are loans that we participate in with other asset based lenders. Also included in loans held for investment is the netting of a borrower loan balance when we participate out a portion of a loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in. At December 31, 2020 there were no loans that involved any participating out.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate which is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 9.5% and 10.5% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet date.

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Accrued Interest Receivable

In accordance with ASC 360-20-30-5A, the Company includes, in the reserve for loans receivable, an amount attributed to accrued interest receivable.

In accordance with ASC 360-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan Fees are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred to be recognized as non-interest income over the term of the loan. Direct loan origination costs include, but are not limited to, costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans held for investment through charges to the provision for loan losses in compliance with ASC 326 “Financial Instruments – Credit Losses.” Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment.

When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Item 3.	Directors and Officers.

Directors and Executive Officers

The following table provides information on our current executive officers and directors:

Name	Age	Positions

Sally Outlaw	58	President, Chief Executive Officer and director
Alan Jacobs	79	Executive Vice President, Chief Operating Officer and director
Joseph D’Arelli	52	Senior Vice President and Chief Financial Officer
Jungkun (“Jang”) Centofanti	53	Senior Vice President, Chief Administrative Officer and Secretary

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Sally Outlaw has served as our President, Chief Executive Officer and a member of our Board of Directors since our inception on June 30, 2020. Since October 2019 she also serves as the president, CEO and director of Worthy Community II. Since 2016, she has also served as Chief Executive Officer of WFI where she engages in defining long term strategy, product development and implementing the company vision. Since June 2016 she has served as Chief Executive Officer and a member of the Board of Directors of Worthy Peer I where she engages in product development, customer acquisition and managing the team, and since October 2019 she has served as President, Chief Executive Officer and a member of the Board of Directors of Worthy Management. From October 2010 to December 2015 she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through The JOBS ACT. Ms. Outlaw is also president and CEO of Peerbackers Advisory LLC, formerly an inactive SEC-registered investment advisor and a wholly owned subsidiary of WFI. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984 and holds a Series 65 license as a Registered Investment Advisor. Ms. Outlaw brings knowledge and experience in the financial industry, which we believe will be of great value to our Company.

Alan Jacobs has served as our Executive Vice President, Chief Operating Officer and a member of our Board of Directors since inception on June 30, 2020. He also serves as President of our Worthy Lending III subsidiary. Since 2016, he has served as an executive officer and member of the Board of Directors of WFI. Since November 2020, he also serves as the Executive Vice President, Chief Operating Officer and director of Worthy Community II. Since June 2016 he has served as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Peer I and serves as President of Worthy Lending. Since October 2019 he has served as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Management. For more than the past five years he has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University in 1966. He was also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. from 2015 to 2018. Mr. Jacobs brings knowledge and experience in the financial industry, which we believe will be of great value to our Company,

Joseph D’Arelli has served as our Senior Vice President and Chief Financial Officer since inception on June 30, 2020. He also serves as a Senior Vice President of our Worthy Lending III subsidiary. Since October 2019, he also serves as the Senior Vice President and Chief Financial Officer of WFI. Since November 2020, he also serves as the Senior Vice President and Chief Financial Officer of Worthy Community II. Since August 2018 Mr. D’Arelli has served as Worthy Lending’s Executive Vice President and Chief Operating Officer, and since October 2019 he has served as Senior Vice President and Chief Financial Officer of Worthy Management. Mr. D’Arelli has over 25 years of experience in public accounting, including partnership and senior management positions, and he has extensive experience in auditing public and private companies in such industries as waste management, financial services; broker/dealers; distribution and technology companies, which we believe will be of great value to our Company. From June 2018 until joining Worthy Lending, Mr. D’Arelli was self-employed, providing business advisory and accounting consulting services. From November 2016 until June 2018, Mr. D’Arelli was employed by Attis Industries, Inc. (Nasdaq: ATIS) serving as Chief Financial Officer (November 2016 until April 2017) and SEC Compliance Director (April 2017 until June 2018). From October 2012 until May 2016 he was a partner/shareholder at D’Arelli Pruzansky, P.A., formerly a PCAOB registered accounting firm (the firm voluntarily withdrew as a member of the PCAOB. On March 29, 2018). He continues his affiliations with the American Institute of Certified Public Accountants (AICPA), New York State Society of Certified Public Accountants (NYSSCPA), Florida Institute of Certified Public Accountants (FICPA), and is a Certified Public Accountant in the state of Florida. Mr. D’Arelli received a Bachelor’s Degree in Accounting from St. John’s University in 1992.

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Jungkun (“Jang”) Centofanti has served as our Senior Vice President, Chief Administrative Officer and Secretary since inception on June 30, 2020. She is also Senior Vice President and Chief Administrative Officer of Worthy Lending III. Since November 2020, she also serves as the Senior Vice President, Chief Administrative Officer and Secretary of Worthy Community II. Since January 2017 she has served as Vice President of Operations of our parent, WFI. Since August 2018 she has served as Worthy Lending’s Senior Vice President and Chief Administrative Officer since August 2018, and since October 2019 she has served as Senior Vice President, Chief Administrative Officer and Secretary of Worthy Management. Ms. Centofanti has more than 25 years of operational and management experience, which we believe will be of great value to our Company. From September 2016 to July 2018 she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration, and from January 2017 to July 2018 she served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

Family Relationships

None.

Involvement in Certain Legal Proceedings

On September 30, 2016, the SEC issued an Order Instituting Cease-and-Desist Proceedings under Administrative Proceeding File No. 3-17605 pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (collectively, the “Order”) against D’Arelli Pruzansky, P.A. (the “Firm”), Joseph D’Arelli, CPA, and Mitchell Pruzansky, CPA (collectively, the “Respondents”). Respondents consented to the Order pursuant to Offers of Settlement, accepted by the SEC, pursuant to which Respondents neither admitted nor denied the findings in the Order. During a PCAOB inspection in July 2015, the Firm was informed that it had failed to comply with the SEC’s partner rotation requirements because Mr. D’Arelli and Mr. Pruzansky performed quarterly reviews after being the lead audit partner for five consecutive audits, with respect to two issuer audit clients. In August 2015, the Firm reviewed all of its engagements and self-reported instances of such rotation issues regarding additional issuer audit clients. Respondents were ordered to cease and desist from committing or causing any violations and any future violations of Sections 10A(j) and 13(a) of the Securities Exchange Act of 1934 and Rules 10A-2 and 13a-13 thereunder and to pay the SEC, jointly and severally, a civil penalty of $50,000.

Other than the foregoing, no executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Conflicts Of Interest

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Community II, Worthy Peer I and Worthy Peer II. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities;

●	Worthy Community II, Worthy Peer I’s and Worthy Peer II’s business is similar to ours and we may be competing for borrowers with them;

30

●	our executive officers and directors are also executive officers and directors of Worthy Community II, Worthy Peer I, Worthy Peer II and Worthy Management and they do not devote all of their time and efforts to our company; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management.

There are no assurances that any conflicts which may arise will be resolved in our favor. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

Compensation of Directors and Executive Officers

Our directors and executive officers will not be separately compensated by us. As described earlier in in this 1-K under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of both a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. This monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

Item 4.	Security Ownership of Management and Certain Securityholders.

At April 30, 2021, the Company had 100 shares of our common stock issued and outstanding which are held by WFI. The following table sets forth information regarding the beneficial ownership of WFI’s common stock by:

●	each person known by us to be the beneficial owner of more than 5% of its common stock;

●	each of its directors;

●	each of its named executive officers; and

●	WFI’s named executive officers and directors as a group.

As of April 30, 2021, there are 2,775,888 shares of WFI’s common stock issued and outstanding. Unless specified below, the business address of each of WFI’s stockholders is c/o the Company at One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, Florida 33487. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of WFI’s common stock outstanding on that date and all shares of its common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of WFI’s common stock owned by them, except to the extent that power may be shared with a spouse.

31

	Common Stock
Name and Address of Beneficial Owner	Shares	%
Sally Outlaw	1,073,196	38.7%
Alan Jacobs	544,742	19.6%
Jungkun (“Jang”) Centofanti (1)	112,532	3.9%
Joseph D’Arelli (2)	17,732	*
Todd Lazenby (3)	20,000	*
Dara Albright (3)	20,000	*
Stefanie Crowe (3)	20,000	*
All WFI officers and directors as a group (seven persons) (1)(2)(3)	1,808,202	65.1%
Pohlman Living Trust (4)	200,000	7.2%
Jack W. Richards and Susan Richards	380,712	13.7%

(1)	Includes 70,932 shares issuable upon the exercise of vested stock options.

(2)	Includes 17,732 shares issuable upon the exercise of vested stock options.

(3)	Non-executive member of WFI’s Board of Directors.

(4)	Dr. Randolph H. Pohlman holds voting and dispositive control over securities held of record by the trust.

*Equal to or less than 1%.

Item 5.	Interest of Management and Others in Certain Transactions.

On June 30, 2020, we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. The Management Services Agreement is deemed operative beginning on January 1, 2020 and is described earlier in this 1-K. The terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

The reimbursement amount under the Management Services Agreement, is equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of both a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. The amount of this monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

There will be no management service or other fees under the Management Services Agreement.

32

On July 1, 2020, we entered into a verbal agreement (not a written agreement) with WFI to pay a license fee to WFI in the amount of $10 per active user per year. There are no other terms to such verbal agreement. In light of the fact that our agreement with WFI is a verbal contract (rather than a written contract), we and WFI are exposed to the following risks:

● the risk that we and WFI misunderstood an important term or terms of the contract, such as how much was to be paid or what services were to be performed;

● the risk that we and WFI will have a dispute regarding what was agreed to because we and WFI are only relying on memory; and

● the risk that a court will not enforce the contract because we and WFI may not be able to prove the existence of the contract or its terms.

If a dispute arises under our verbal agreement with WFI and a court is not willing to enforce the terms of such verbal agreement in our favor, this outcome could adversely affect our business, results of operations, financial condition, and future growth.

The foregoing transactions are described in detail in the notes to the consolidated financial statements appearing later in this report.

Item 6.	Other Information.

None.

33

Item 7.	Financial Statements.

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of:

Worthy Community Bonds, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Worthy Community Bonds, Inc. and Subsidiary (the “Company”) as of December 31, 2020, the related consolidated statement of operations, changes in shareholder’s deficit, and cash flows for the period from June 30, 2020 (Inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020, and the consolidated results of its operations and its cash flows for the period from June 30, 2020 (Inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the consolidated financial statements, the Company has a net loss and had net cash used in operations of $723,921 and $482,786, respectively, for the period from June 30, 2020 (Inception) through December 31, 2020. The Company also had a shareholder’s deficit and accumulated deficit of $623,921 and $723,921, respectively, and total liabilities exceeded total assets by $623,921 at December 31, 2020. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

F-2

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of loans and mortgage loans and related accrued interest receivable

As described in Footnote 3 “Allowance for Loan Losses” and in Footnote 6 “Loans Receivable and Mortgage Loans Held for Investment”, to the consolidated financial statements, the Company’s consolidated loans and mortgage loans receivable and accrued interest receivable balances, net of the related $90,905 allowance for loan losses, was $7,537,015 at December 31, 2020. Loans and mortgage loans held for investment and related accrued interest receivable balances are evaluated by management for collectability periodically and at year-end. The determination of the valuation of these balances requires management to make significant estimates and assumptions related to the intent and ability of the borrowers to pay the amounts due to the Company.

We identified the valuation of loans and mortgage loans and related accrued interest receivable as a critical audit matter. Auditing management’s judgments regarding the intent and ability of the borrowers to pay the amounts due to the Company involved a high degree of complexity and subjectivity.

The primary procedures we performed to address this critical audit matter included (a) reviewing management’s process for developing an estimate of the loan loss allowance to be recorded including management’s use of internal risk ratings and credit quality indicators and the information management uses to develop these ratings and indicators, (b) sending audit confirmation letters to a sample of borrowers, (c) reviewing the promissory notes and related legal documents including any collateral related documents for our sample of borrowers, and (d) reviewing and verifying the historical and subsequent collection history through the date of our procedures for our sample of borrowers and correlating this history to management’s process of developing the loan loss allowance.

/S/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
We have served as the Company’s auditor since 2020.
Boca Raton, Florida
April 30, 2021

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

F-3

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Consolidated Balance Sheet

December 31, 2020

ASSETS

Assets
Cash and cash equivalents	$14,680,632
Loans receivable held for investment, net of $79,340 allowance	5,169,454
Interest receivable	66,126
Mortgage loans held for investment, net of $11,565 allowance	2,301,435
Investments	497,560
TOTAL ASSETS	$22,715,207

LIABILITIES AND SHAREHOLDER’S DEFICIT

Liabilities
Bond liabilities, net	$23,070,915
Accounts payable	10,850
Accrued expenses	30,743
Accrued interest	139,154
Due to affiliate	87,466
Total Liabilities	23,339,128

Commitments and contingencies (note 10)	-

Shareholder’s Deficit
Common Stock, par value $0.001, and 100 shares authorized, and 100 shares issued and outstanding	-
Additional paid-in capital	100,000
Accumulated deficit	(723,921)
Total Shareholder’s Deficit	(623,921)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$22,715,207

The accompanying notes are an integral part of these consolidated financial statements

F-4

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Consolidated Statement of Operations

For the Period from June 30, 2020 (Inception) through December 31, 2020

Operating Revenue
Interest on loans receivable	$92,529

Total operating revenue	92,529

Cost of Revenue
Interest expense on bonds	148,128
Provision for loan losses	90,905

Total cost of revenue	239,033

Gross profit (loss)	(146,504)

Operating expenses
General and administrative expenses	154,713
Compensation and related expenses	324,055
Sales and marketing	99,465

Total operating expenses	578,233

Other Income (Expense)
Interest income on cash	3,253
Interest income and dividends on Investments	3
Unrealized losses on investments, net of gains	(2,440)

Total other income (expenses)	816

Net Loss	$(723,921)

Net loss per common share	$(7,239.21)
Weighted average number of shares outstanding	100

The accompanying notes are an integral part of these consolidated financial statements

F-5

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Consolidated Statement of Changes in Shareholder’s Deficit

For the Period from June 30, 2020 (Inception) through December 31, 2020

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Deficit	Total

Balance at June 30, 2020 (Inception)	-	$-	$-	$-	$-

Common shares issued for cash	100	-	5,000	-	5,000

Capital contributions from parent	-	-	95,000	-	95,000

Net loss	-	-	-	(723,921)	(723,921)

Balance at December 31, 2020	100	$-	$100,000	$(723,921)	$(623,921)

The accompanying notes are an integral part of these consolidated financial statements

F-6

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Consolidated Statement of Cash Flows

For the Period from June 30, 2020 (Inception) through December 31, 2020

Cash flows from operating activities:
Net loss	$(723,921)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Bonds issued for marketing service	33,170
Provision for loan loss	90,905
Unrealized losses on marketable securities, net	2,440
Changes in working capital items:
Interest receivable	(66,127)
Accrued interest	139,154
Accrued expenses	30,743
Accounts payable	10,850

Net cash used in operating activities	(482,786)

Cash flows from investing activities:
Purchase of investments	(500,000)
Purchase of loans receivable and mortgage loans held for investment	(8,384,293)
Principal paydowns of loans	822,499

Net cash used in investing activities	(8,061,794)

Cash flows from financing activities:
Proceeds from bonds	25,373,113
Redemption of bonds	(2,335,367)
Common shares issued for cash and capital contributions	100,000
Advances from affiliate	87,466

Net cash provided by financing activities	23,225,212

Net change in cash	14,680,632

Cash at beginning of period	-

Cash at end of period	$14,680,632

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$8,974
Cash paid for taxes	$-

The accompanying notes are an integral part of these consolidated financial statements

F-7

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Community Bonds, Inc., a Florida corporation, (the “Company,” “WCB”, “we,” or “us”) was founded in June of 2020. Also, in June 2020, the Company organized Worthy Lending III, LLC, a Delaware limited liability company, (“WL III”) as a wholly owned subsidiary of Worthy Community Bonds, Inc. Through WL III, we loan or participate in primarily secured loans mainly to small business borrowers. We sell Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Community Bonds website via computer or the Worthy App., to fund our loans to small business borrowers.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), or “Worthy Financial” or “Parent” which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. WFI also owns the technology on the website. This technology is defined as the “Worthy Technology Platform.”

The Company’s year-end is December 31st.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated a net loss and had cash used in operations of approximately $724,000 and $483,000, respectively, for the period ended December 31, 2020. At December 31, 2020 we had a shareholder’s deficit and accumulated deficit of approximately $624,000 and $724,000, respectively, and total liabilities exceeded total assets by approximately $624,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2020, the Company began to incur losses. In response to the losses incurred in 2020, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in the third quarter of 2020, the Company’s loans receivable and investments began to generate revenue. Cash on hand was approximately $14,681,000 at December 31, 2020. This cash was obtained through the sale of our Worthy Bonds.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiary, WL II.

All intercompany accounts and transactions have been eliminated in consolidation.

F-8

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, valuation of investments and the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

COVID-19 Pandemic Impact

On March 11, 2020, the World Health Organization designated the outbreak of the novel strain of coronavirus known as COVID-19 as a global pandemic. Governments and businesses around the world have taken unprecedented actions to mitigate the spread of COVID-19, including, but not limited to, shelter-in-place orders, quarantines, significant restrictions on travel, as well as restrictions that prohibit many employees from going to work. Uncertainty with respect to the economic impacts of the pandemic has introduced significant volatility in the financial markets. Many of our small business borrowers have been directly or indirectly affected by the COVID-19 pandemic due to the closures and reduced customer demand. During the period ended December 31, 2020, the COVID-19 pandemic continued to negatively impact many of our small business borrowers. We have included the COVID-19 impacts as part of our calculation of the allowance for credit losses. While the extent to which COVID-19 impacts the Company’s future results will depend on future developments, the pandemic and associated economic impacts could result in a material impact to the Company’s future financial condition, results of operations and cash flows.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, loans and mortgage loans receivable, interest receivable, accounts payable, accrued expenses, accrued interest and bond liabilities. The carrying amount of these financial instruments approximate fair value due to length of maturity of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

F-9

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Fair value measurements at the end of the reporting period using

	December 31, 2020	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements:

Available for sale debt securities
Corporate structured bonds	$497,560	$497,560	$-	$-
Total available for sale securities	$497,560	$497,560	-

Total recurring fair value measurements	$497,560	$497,560	$-	$-

Investments

On June 30, 2020 (inception) the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Debt securities available for sale are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Debt securities held to maturity are carried at amortized cost and unrealized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis.

F-10

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that may require periodic interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet date.

Included in loans held for investment are loans that we participate in with other asset based lenders. Also included in loans held for investment is the netting of a borrower loan balance when we participate out a portion of a loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in. At December 31, 2020 there were no loans that involved any participating out.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate, which is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 9.5% and 10.5% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet date.

Accrued Interest Receivable

In accordance with ASC 360-20-30-5A, the Company includes, in the allowance for loan losses, an amount attributed to accrued interest receivable.

In accordance with ASC 360-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan Fees are charged to the borrowers during loan originations. These fees are offset against loan costs and then deferred to be recognized as non-interest income over the term of the loan. Direct loan origination costs include, but are not limited to, costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan.

F-11

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans held for investment through charges to the provision for loan losses in compliance with ASC 326 “Financial Instruments – Credit Losses.” Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment.

When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through loan interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan origination fee income and collateral management fee income over the terms of the underlying loans. We did not have any Loan fees and collateral management fees for the periods presented.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is included in other income (expense) in the statement of operations.

Allocation of expenses Incurred by Affiliate on Behalf of the Company

During 2020, costs incurred by our sister company Worthy Management, Inc. (WM) have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

F-12

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

Management believes that the consolidated statements of operations include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is included with its parent company (Worthy Financial, Inc.) consolidated tax return. The parent company consolidated tax returns for the years 2017, 2018 & 2019 remain open for audit by the IRS.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net income (loss) by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at December 31, 2020.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

F-13

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

NOTE 5. INVESTMENTS

The Company maintains a portfolio of investments on its consolidated balance sheet as securities held at fair value or at original cost basis. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost.

The Company owns debt securities linked to an underlying security or index, which pay interest, typically between 5% and 8%. There were no securities that had been in an unrealized loss position for more than 12 months as of December 31, 2020. During the period ended December 31, 2020, the Company had unrealized losses of $2,440.

The following is a breakdown of the investments as of December 31, 2020.

	Cost	Unrealized Gain (Loss)	Carrying Value	Percentage of Total

Available for Sale- Debt Securities
Structured Bank Notes	$500,000	$(2,440)	$497,560	100%
Total Investments	$500,000	$(2,440)	$497,560	100%

NOTE 6. LOANS RECEIVABLE AND MORTGAGE LOANS HELD FOR INVESTMENT

Loans Receivable

Commencing in October of 2020, the Company, through its wholly owned subsidiary WL III, began loaning funds directly to borrowers and through participation agreements with other lenders, with small business borrowers based in the United States. The loans pay interest at varying rates ranging from 1% per month to 1.25% per month. The term of the loans generally range from one to three years, with no prepayment penalty and generally pay only interest until maturity when the principal is due. The loans are secured by the assets of the borrowers. These loans were funded by our bond sales. There were no loans receivable past due or on non-accrual status as of December 31, 2020.

Mortgage Loans Held for Investment

During the period ended December 31, 2020, the Company invested in mortgage loans. Each loan is secured by a mortgage in the real estate, which is located in the state of Florida. Each loan has a maturity date of 2 years and mature in October and November of 2022. These loans pay interest at rates between 9.5% and 10.5% and is serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status as of December 31, 2020.

F-14

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

A summary of the Company’s loan portfolio as of December 31, 2020, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding December 31, 2020

Loans	$2,597,288	$2,278,328	$373,178	$5,248,794	$2,313,000

Allowance for loan losses	$49,093	$22,783	$7,464	$79,340	$11,565

Total Loans, net	$2,548,195	$2,255,545	$365,714	$5,169,454	$2,301,435

Percentage of total outstanding loans receivable	49%	44%	7%		N/A

Percentage of total outstanding Mortgage loans receivable	N/A	N/A	N/A		100%

The beginning balance of our loan loss reserve at June 30, 2020, our inception, was $0, the current period provision for expected losses is $90,905 and the ending balance at December 31, 2020 is $90,905.

At December 31, 2020, the Company had no loans designated as past due, or on non-accrual status.

As of December 31, 2020, future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

Period Ended December 31,	Amount
2021	$2,485,554
2022	$5,076,240
Thereafter	$-
$7,561,794

As of December 31, 2020, there were loans and mortgage loans with a gross balance of $7,561,794 which are required to pay only interest until maturity when the principal is due.

F-15

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

NOTE 7. DUE TO AFFILIATE

On June 30, 2020 we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer Capital, Inc. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. These personnel also provide services to WFI, Worthy Peer, Worthy Peer II, and Worthy Community Bonds II, Inc. including their subsidiaries.

The initial term of the Management Services Agreement will continue until December 31, 2024 and will automatically renew for successive one-year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

The balance due to Worthy Management is $87,466 at December 31, 2020.

NOTE 8. BOND LIABILITIES

On September 29, 2020 our Regulation A+ Offering Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds.

During the period ended December 31, 2020, the Company sold and redeemed Worthy Bonds. The Bonds are renewable at the option of the bond holder, accrue interest at 5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and the Company may redeem the bonds at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $139,000 of accrued interest related to these outstanding bonds at December 31, 2020. The Bond liabilities balance at December 31, 2020 was $23,070,915.

A summary of the Company’s bond liabilities activity for the period ended December 31, 2020 is as follows:

Outstanding at June 30, 2020 (inception)	$-

Bond issuances	$25,406,283
Bond redemptions	$(2,335,368)

Outstanding at December 31, 2020	$23,070,915

F-16

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

NOTE 9. INCOME TAXES

For the period ended December 31, 2020, the income tax provision for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of net operating loss carryforwards.

The components of the net deferred tax assets for the period ended December 31, 2020 are as follows:

December 31, 2020
Net Operating Loss	$156,000
Loan Loss allowance	22,000
Less: Valuation allowance	(178,000)
Net deferred tax asset	$-

The net deferred tax assets have been fully offset by a valuation allowance at December 31, 2020 as the future utilization of the deferred tax assets is uncertain. The increase in the valuation allowance was $178,000.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the period ended December 31, 2020 and the actual tax provisions for the period ended December 31, 2020.

Expected provision (benefit) at statutory rate	(21.0)%
State taxes	(3.6)%
Increase in valuation allowance	24.6%
Total provision (benefit) for income taxes	0.0%

At December 31, 2020 the Company had Federal net operating loss carry forwards of approximately $633,000. The net operating loss carry forward at December 31, 2020 can be carried forward indefinitely subject to annual usage limitations.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

F-17

WORTHY COMMUNITY BONDS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

For the Period from June 30, 2020 (Inception) through December 31, 2020

NOTE 11. EQUITY

The Company has authorized 100 shares of common stock.

In June of 2020, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 to WFI. During the period ended December 31, 2020, WFI contributed $95,000 as additional paid-in capital. WFI is the sole shareholder of the Company’s common stock.

NOTE 12. RELATED PARTIES

The Company has received capital contributions from its parent company, see note 11. Also, the Company has a management services agreement with an affiliate, see note 7.

During the period ended December 31, 2020, the Company reimbursed Worthy Management approximately $387,000 as per the management services agreement, see note 7 “Due to Affiliate”.

On July 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. There are no other terms to such verbal agreement. For the period ended December 31, 2020, the Company paid WFI approximately $28,000, which is included in general and administrative expenses in the statement of operations, pursuant to this verbal agreement.

NOTE 13. CONCENTRATIONS

The loans receivable gross balance of $5,248,794 is due from 5 small business borrowers, 1 borrower constitutes approximately 43% of the total balance, another constitutes 30% of the total balance due and another constitutes 11% of the total balance.

The mortgage loans held for investment balance of $2,313,000 are due from 5 borrowers, 1 borrower’s balance due is approximately 44% of the total balance, 1 represents approximately 18%, 1 represents approximately 16% and 1 represents approximately 15% of the total balance due.

Concentration of Credit Risk - The Company is subject to potential concentrations of credit risk in its cash and investments accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at December 31, 2020. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (SIPC) up to $500,000, which includes a $250,000 limit for cash. At December 31, 2020, the aggregate balances were in excess of the insurance and therefore, pose some risk since they are not collateralized. The Company has historically not experienced any losses on its cash and investments in relation to FDIC and SIPC insurance limits.

NOTE 14. SUBSEQUENT EVENTS

Worthy Bond sales subsequent to December 31, 2020, through April 28, 2021 were approximately $24,542,000, while bond redemptions were approximately $8,140,000 during the same period. These sales have been recorded as an increase in cash and an increase in a corresponding liability and the bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

The Company has evaluated these consolidated financial statements for subsequent events through April 28, 2021, the date these consolidated financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

F-18

Item 8.	Exhibits.

Exhibit No.	Exhibit Description
2.1	Articles of Incorporation. (Incorporated by reference to Exhibit 2.1 of the company’s Form 1-A filed with the SEC on July 24, 2020).
2.2	Bylaws. (Incorporated by reference to Exhibit 2.2 of the company’s Form 1-A filed with the SEC on July 24, 2020).
3.1	Form of Worthy Community Bond. (Incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the company’s Form 1-A filed with the SEC on August 28, 2020).
4.1	Form of Worthy Community Bond Investor Agreement (for cash). (Incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the company’s Form 1-A filed with the SEC on August 28, 2020).
4.2	Form of Worthy Community Bond Subscription Agreement (for Bond Rewards for Eligible Referrals). (Incorporated by reference to Exhibit 4.2 of Amendment No.1 to the company’s Form 1-A filed with the SEC on August 28, 2020).
4.3	Form of Worthy Community Bond Auto-Invest Program information. (Incorporated by reference to Exhibit 4.2 of the company’s Form 1-A filed with the SEC on July 24, 2020).
6.1	Management Services Agreement dated June 30, 2020, by and between Worthy Management, Inc. and Worthy Community Bonds, Inc. (Incorporated by reference to Exhibit 6.1 of the company’s Form 1-A filed with the SEC on July 24, 2020).

34

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: April 30, 2021	Worthy Community Bonds, Inc

	By:	/s/ Sally Outlaw
Sally Outlaw
Chief Executive Officer, principal executive officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Sally Outlaw	Chief Executive Officer, President and director	April 30, 2021
Sally Outlaw	(principal executive officer)

/s/ Alan Jacobs	Executive Vice President, Chief Operating	April 30, 2021
Alan Jacobs	Officer and director

/s/ Joseph D’Arelli	Senior Vice President and Chief Financial officer	April 30, 2021
Joseph D’Arelli	(principal financial and accounting officer)

/s/ Jungkun (“Jang”) Centofanti	Senior Vice President, Chief Administrative	April 30, 2021
Jungkun (“Jang”) Centofanti	Officer and Secretary

35